September 26, 2025

The Joint Corp.
16767 N. Perimeter Drive, Suite 110
Scottsdale, Arizona 85260

Re: Registration Statement on Form S-8 The Joint Corp.

Ladies and Gentlemen:

As legal counsel to The Joint Corp., a Delaware corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about September 26, 2025, in connection with the registration under the Securities Act of 1933, as amended, of 76,118 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), that may be issued and/or sold upon (i) the vesting of 38,059 restricted shares and (ii) the vesting and exercise of 38,059 stock options to purchase shares of common stock, all of which were granted pursuant to inducement awards (the “Inducement Awards”). The shares of Common Stock issuable pursuant to the Inducement Awards are collectively referred to as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Amended and Restated Certificate of Incorporation of the Company;

B. The Fourth Amended and Restated Bylaws of the Company;

C. Records of corporate proceedings of the Company related to the Inducement Awards;

D. The Inducement Awards;

E. The Registration Statement; and

F. Such other documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through F above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Inducement Awards.

We express no opinion as to the applicability or effect of any laws, orders, or judgments of any state or other jurisdiction other than federal securities laws and the substantive laws of the state of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules, and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

Greenberg Traurig, LLP | Attorneys at Law
2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100

www.gtlaw.com

The Joint Corp.
September 26, 2025

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP | Attorneys at Law
2375 East Camelback Road | Suite 800 | Phoenix, Arizona 85016 | T +1 602.445.8000 | F +1 602.445.8100

www.gtlaw.com